FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Ian Palmer, Head of Marketing
+1 (415) 533-8308

Derycz Scientific Appoints Alan Urban Chief Financial Officer

SANTA MONICA, Calif., November 9, 2011 – Derycz Scientific, Inc. (OTC BB: DYSC) today announced the appointment of Alan Urban to the position of Chief Financial Officer (CFO). Urban brings nearly 20 years of experience in finance and operations for emerging companies, predominantly in the Internet and technology space, and will report to Derycz Scientific Chairman, President and CEO Peter Derycz.

"Derycz Scientific welcomes Alan Urban to the leadership team. He brings a track record of success in aiding growth-stage high tech companies like ours through financial expertise and efficiencies in operations," said Peter Derycz. "As CFO, Alan will help focus the company towards profitability and continued growth.”

Mr. Urban has been advising Derycz Scientific on finance matters since 2010. He has previously served in numerous senior management positions, including:

•	Vice President of Finance and Treasurer for Infotrieve, the company which Mr. Derycz founded in 1989 and sold to a private equity firm in 2003.
•	CFO for ReachLocal (RLOC), an internet marketing company that ranked #1 on Deloitte’s Tech Fast 500 and was the first Internet company since Google’s appearance in 2004 to be ranked #1.
•	CFO for a leading online poker company, where he led the global reorganization of the company and was responsible for positioning the company for listing on the London Stock Exchange.

Mr. Urban has also held positions as an audit and tax manager in public accounting, and as an internal auditor. He holds a BS in Business, with a concentration in Accounting Theory and Practice, from California State University, Northridge and has been a Certified Public Accountant (currently inactive) since 1998.

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1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | deryczscientific.com

For more information about Derycz Scientific, visit www.deryczscientific.com.

About Derycz Scientific®
Derycz Scientific, Inc. is an information logistics company, developing companies, products, services and systems that facilitate the re-use of published content in a manner that helps organizations achieve their marketing, communication and research goals effectively and in compliance with copyright law and regulatory rules.  Its subsidiary companies include Reprints Desk, Inc., Pools Press, Inc. and Techniques Appliqueés aux Arts Graphiques, S.p.A. (TAAG). For more information, please visit www.deryczscientific.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K.  The Company assumes no obligation to update the cautionary information in this release.

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1524 Cloverfield Blvd., Suite E, Santa Monica, CA 90404 | P: +1 (310) 477-0354  F: +1 (323) 375-1576 | deryczscientific.com